Exhibit 99.B(a)(6)

ING VP BALANCED PORTFOLIO, INC.

ARTICLES SUPPLEMENTARY

ING VP BALANCED PORTFOLIO, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of Capital Stock that the Corporation currently has authority to issue is two billion (2,000,000,000) shares, with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of two million dollars ($2,000,000).

SECOND:  At its December 11, 2008 meeting and pursuant to the authority expressly vested in it by Section SECOND Sixth of the Corporation’s Articles of Amendment and Restatement (the “Charter”), the Board of Directors (the “Board”) of the Corporation, acting in accordance with Section 2-105(c) of the Maryland General Corporation Law (the “MGCL”), adopted resolutions increasing the total number of shares of stock that the Corporation shall have authority to issue to three billion (3,000,000,000) shares of Capital Stock, with a par value of one-tenth of one cent ($.001) per share, having an aggregate par value of three million dollars ($3,000,000).

THIRD: The Corporation hereby supplements its Articles of Amendment and Restatement as currently in effect (the “Charter”) in accordance with Section SECOND Sixth and Section SECOND Ninth (g), to designate five hundred million (500,000,000) shares of stock of the Corporation as shares of  “Class S2.”

FOURTH: Immediately prior to the increase in authorized stock as set forth in Article SECOND, the  total number of shares of each authorized class of Capital Stock that the Corporation had authority to issue was as follows:

Name of Class of Series	Number of Shares Allocated

Adviser Class	500,000,000

Class I	500,000,000

Class S	500,000,000

for a total of one billion, five hundred million  (1,500,000,000) shares classified into separate classes of Capital Stock, with five hundred million (500,000,000) being unclassified.

FIFTH: Immediately following the effectiveness of the increase in the number of authorized shares set forth in Article SECOND and the classification and designation of shares set forth in Article THIRD, the total number of shares of each authorized class of Capital Stock that the Corporation has authority to issue is as follows:

Name of Class of Series	Number of Shares Allocated

Adviser Class	500,000,000

Class I	500,000,000

Class S	500,000,000

Class S2	500,000,000

for a total of two billion (2,000,000,000) shares designated and classified into separate classes of Capital Stock, with one billion (1,000,000,000) shares remaining unclassified.

SIXTH: The amendment to the Charter of the Corporation herein set forth was duly approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

SEVENTH:  The effective date of this amendment to the Charter is January 23, 2009.

IN WITNESS WHEREOF, ING VP Balanced Portfolio, Inc. has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledged that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:		ING VP Balanced Portfolio, Inc.

/s/ Theresa K. Kelety		/s/ Todd Modic
Name:	Theresa K. Kelety, Esq.	Name:	Todd Modic
Title:	Secretary	Title:	Senior Vice President

Dated:	January 16, 2009